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                                                                      EXHIBIT 99

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DATE:  March 5, 1998                     LIDAK PHARMACEUTICALS          CONTACT:   Jeffery B. Weinress
                                             NEWS RELEASE                          Vice President & CFO
RELEASE DATE:  IMMEDIATE                                                           LIDAK Pharmaceuticals
                                                                                   (619)  558-0364,  ext. 242
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                           LIDAK PHARMACEUTICALS NAMES
                    GERALD J. YAKATAN, PH.D., PRESIDENT & CEO

        LA JOLLA, CALIFORNIA - March 5, 1998 -- LIDAK Pharmaceuticals (NASDAQ
NM: LDAKA) announced today that that Gerald J. Yakatan, Ph.D. has been appointed the new President & CEO of LIDAK. Dr. Yakatan was recently appointed a director of LIDAK as well. The Board of Directors also announced that David H. Katz, M.D. has been terminated as President and CEO of LIDAK. Dr. Katz will remain as a director of the Company.

        William N. Jenkins, Chairman of the Board, said, "We are very pleased to promote Jerry Yakatan to this position. Jerry brings broad expertise in both business and scientific management to LIDAK at this very important stage of the Company's development."

        Mr. Jenkins also stated, "We recognize and appreciate Dr. Katz' contributions to the Company and the development of its technologies. The Board of Directors believes, however, that a change in executive management is necessary at this time."

        Dr. Yakatan stated, "I look forward to leading LIDAK as it commercializes LIDAKOL, the Company's topical drug for the treatment of oral facial herpes, and develops new products and technologies to create long-term value for the Company's shareholders."

        Since 1987, Dr. Yakatan, 55, has served in a variety of executive positions in the San Diego biomedical community. Dr. Yakatan has served as LIDAK's Vice President of Drug Development since July 1995. He also has served as President and CEO of IriSys Research & Development, LLC, a company specializing in contract drug development formulation services, which he founded in 1996. From 1990 until 1995, Dr. Yakatan served as President and CEO of Tanabe Research Laboratories, USA, Inc., an inflammation drug discovery company. From 1987 until 1990, Dr. Yakatan was Executive Vice President for Research and Development, and Vice President of Pharmaceutical Development at Immunetech Pharmaceuticals.

        From 1980 to 1987, Dr. Yakatan held various positions at Warner-Lambert, initially joining the Warner-Lambert/Parke-Davis Pharmaceutical Research Division as Director, Pharmacokinetics/Drug Metabolism and later serving as Vice President of Product Development Worldwide for the Pharmaceutical
Research Division.

        From 1972 to 1980, Dr. Yakatan was on the faculty of the University of Texas at Austin and Assistant Director of the Drug Dynamics Institute at the College of Pharmacy.

        Dr. Yakatan has over twenty-five years of drug discovery and development experience and has served on numerous civic and professional boards in San Diego. He was the 1993 Distinguished Pharmacy Alumnus of the University of Florida and in 1996 was honored with the Distinguished Service Award by the American College of Clinical Pharmacology. Dr. Yakatan is a Fellow of the American Association of Pharmaceutical Scientists and the American College of Clinical Pharmacology. Dr. Yakatan received his B.S. in Pharmacy in 1963 and M.S. in Pharmaceutical Chemistry in 1965 from Temple University. In 1971, Dr. Yakatan was awarded a Ph.D. in Pharmaceutical Sciences from the University of Florida.


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        LIDAK Pharmaceuticals is developing therapeutic products designed to treat virally caused diseases, allergies and asthma, inflammatory disorders and cancer. LIDAK's topical drug for the treatment of recurrent oral facial herpes, LIDAKOL, was recently submitted to the United States Food and Drug Administration for marketing approval.






                                      # # #


        The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development and clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside of the influence and/or control of the Company.